UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

(Amendment No. _______)

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__           Preliminary Information Sheet

__           Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

 x             Definitive Information Statement

                                       First Financial Corporation
(Name of Registrant As Specified In Its Charter)

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FIRST FINANCIAL CORPORATION
800 Washington Avenue
P.O. Box 269
Waco, Texas 76703
(254) 757‑2424

____________

INFORMATION STATEMENT

Relating to

ANNUAL MEETING OF SHAREHOLDERS

to be held on May 15, 2003

____________

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

            This Information Statement is being furnished by the Board of Directors of First Financial Corporation (the "Company") to provide information to holders of shares of the Company's common stock in connection with the Annual Meeting of Shareholders to be held at the principal executive offices of the Company at 800 Washington Avenue, Waco, Texas, on Thursday, May 15, 2003, at 2:00 p.m., local time, and at any adjournment thereof for the purposes set forth in the accompa-nying Notice of Annual Meeting.  This Information Statement is being mailed on or about April 25, 2003.  WE ARE NOT ASKING YOU FOR A PROXY TO BE VOTED FOR YOU AT THE ANNUAL MEETING AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

            The Board of Directors has fixed the close of business on April 7, 2003, as the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting ("Record Date").  As of the Record Date, there were issued and outstanding 173,528 shares of Company common stock.  A majority of such shares will constitute a quorum for the transaction of business at the Annual Meeting.  The holders of record on the Record Date of shares entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.  Directors to be elected at the Annual Meeting will be elected by a plurality of the votes cast (that is, the nominees receiving the largest number of votes will be elected). Shareholders do not have cumulative voting rights.

            We expect no matter to be presented for action at the Annual Meeting other than the election of directors. Any other matters voted on, however, will be decided by a majority of the shares represented at the meeting, in person or by valid proxy, except as otherwise provided by statute. Shares abstained from voting are not cast but are considered to be represented at the meeting; they will have no effect on the outcome of the election of directors but will have the effect of a negative vote on any other matter. Votes will be counted by representatives of the Company at the Annual Meeting.

            The Company will bear all costs and expenses relating to the preparation, printing, and mailing of this Information Statement and accompanying materials to shareholders.  The Company will make arrangements with and reimburse the reasonable out-of-pocket expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding the Information Statement to the beneficial owners of the shares of common stock held by them.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table presents certain information, to the extent known to the Company, regarding the number and percentage of shares of common stock beneficially owned by each person who beneficially owns more than 5% of the Company's common stock, by each director and each nominee for election as a director, by each executive officer, and by all directors and executive officers as a group, as of March 31, 2003.  Except as otherwise indicated, the parties named below have sole voting and investment power with respect to the shares beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of All Outstanding Shares
First Financial Holdings, Ltd. 800 Washington Ave. Waco, Texas 76701	92,742	53.44%
FFC Holdings, Inc. 800 Washington Ave. Waco, Texas 76701	92,742(1)	53.44%
Annie Laurie Miller 800 Washington Ave. Waco, Texas 76701	101,997(2)	58.78%
Harold E. Allison, III 102 West Bluff Street Woodville, Texas 75979	101,997(2)	58.78%
David W. Mann 800 Washington Ave. Waco, Texas 76701	102,084(3)	53.66%
Bluebonnet Investments, Ltd. 800 Washington Ave. Waco, Texas 76714-8436	9,255	5.33%
Bluebonnet Enterprises, Inc. 800 Washington Ave. Waco, Texas 76701	9,255(4)	5.33%

David W. Mann 1990 Trust P. O. Box 8436 Waco, Texas 76714-8436	101,997(5)	58.78%
Allen B. Mann(6) 1401 Elm Street, Suite 1800 Dallas, Texas 75202	9	*
All directors and executive officers as a group	102,366	58.99%

(1)         Consists of the 92,742 shares owned by First Financial Holdings, Ltd., a Texas limited partnership ("Holdings"), the general partners of which are FFC Holdings, Inc., a Texas corporation ("FFCH"), and David W. Mann.  David W. Mann is president and a director of FFCH and a limited partner of Holdings.  The sole shareholder of FFCH is the David W. Mann 1990 Trust (the "1990 Trust") (see footnote 5 below).  The other directors of FFCH are Mary Hyden Hunter, Allen B. Mann, Dr. Raymond Parker, Walter J. Rusek and Joseph E. Walker, all of whom are directors of the Company.

(2)         Consists of the 92,742 shares owned by Holdings and 9,255 shares owned by Bluebonnet Investments, Ltd. (see footnote 5 below).

(3)         Consists of 78 shares owned by Barclay, Inc., which is wholly owned by David W. Mann, 92,742 shares owned by Holdings (see footnote 1 above), 9,255 shares owned directly by Bluebonnet Investments, Ltd. (see footnote 4 below) and 9 shares owned by the Robert A. Mann Insurance Trust of which David W. Mann and Allen B. Mann are co-trustees.

(4)         Consists of the 9,255 shares owned by Bluebonnet Investments, Ltd., of which Bluebonnet Enterprises, Inc. is the sole general partner.  David W. Mann is the president and a director of Bluebonnet Enterprises, Inc.  The other directors of Bluebonnet Enterprises, Inc. are Mary Hyden Hunter, Allen B. Mann, Dr. Raymond Parker, Walter J. Rusek and Joseph E. Walker, all of whom are directors of the Company.  The sole shareholder of Bluebonnet Enterprises, Inc. is the 1990 Trust (see footnote 5 below).

(5)         Consists of the 9,255 shares owned by Bluebonnet Investments, Ltd., and the 92,742 shares owned by Holdings.  David W. Mann is the sole current beneficiary of the 1990 Trust.  The co-trustees of the 1990 Trust are Annie Laurie Miller, an executive officer of the Company, and Harold E. Allison, III, an executive officer of Citizens State Bank, Woodville, of which David W. Mann is president, chief executive officer and a director.

(6)         Consists of 9 shares owned by the Robert A. Mann Insurance Trust of which Allen B. Mann and David W. Mann are co-trustees.

RESOLUTION OF DISPUTES WITHIN THE MANN FAMILY

            As reported in the Company's Information Statement for its May 16, 2002 annual meeting of shareholders, Robert A. Mann and his children, Mary Hyden Hunter, David W. Mann, and Allen B. Mann, had significant disagreements with regard to the direction and management of the Company, its subsidiary, First Preference Mortgage Corporation and various other Mann business interests.  These disputes had resulted in the following litigation, also previously reported:  (i) litigation initiated on July 12, 2001 by Robert A. Mann against David W. Mann, Allen B. Mann, and certain other parties alleging, among other things, that the removal and replacement of Robert A. Mann as trustee of the David W. Mann 1990 Trust was improper and that the seizure of Robert A. Mann's ownership interests in Bluebonnet Investments, Ltd. and Key Group, Ltd. was improper; and (ii) litigation initiated on July 19, 2001 by Annie Laurie Miller and Harold E. Allison, III, who sought a declaratory judgment against Robert A. Mann, seeking to establish the validity of their status as co-trustees of the 1990 Trust.

            On May 24, 2002, Robert A. Mann, Mary Hyden Hunter, David W. Mann, Allen B. Mann, and certain related parties entered into a settlement agreement as a result of which (i) all litigation and claims among the parties, including the litigation described above, were dismissed and settled; (ii) all disputes between Robert A. Mann, on the one hand, and Mary Hyden Hunter, David W. Mann, and Allen B. Mann, on the other hand, as to the direction and management of the Company, its subsidiaries and other Mann business interests have been settled; (iii) Robert A. Mann has no continuing management or other control positions with the Company or any of its subsidiaries; and (iv) Robert A. Mann has no management or control position and no significant ownership position in any entity that, directly or indirectly, owns any interest in the Company.

ELECTION OF DIRECTORS

            At the Annual Meeting, seven directors are to be elected to serve until the 2004 Annual Meeting of Shareholders and until their respective successors have been elected and qualified, or until their earlier death, resignation or removal from office. Our Board of Directors has nominated the seven persons named below for election at the Annual Meeting.  All of the nominees are currently directors of the Company.  The Company has no formal procedures for nomination of directors by shareholders.

            Each nominee has agreed to serve as a director of the Company.  The Board of Directors knows of no reason why any of its nominees will be unable to accept election.  However, if any nominee becomes unable to accept election, the Board will select substitute nominees.  Shareholders do not have cumulative voting rights.

            The following table sets forth certain information, as of March 1, 2003, with respect to the persons nominated by the Board of Directors for election as directors of the Company at the Annual Meeting:

Name and Principal Occupation for the Last Five Years	Age	Director Since	Offices and Positions With Company

David W. Mann (1) President, First Financial Corpora-tion since October 29, 1985; Chairman of the Board, First Financial Corporation since May 15, 2001, Director since 1980; President, First Preference Mort-gage Corp. since October 1991; Chairman of the Board, First Preference Mortgage Corp. since May 15, 2001; President, Chief Executive Officer and Vice Chairman of the Board, Citizens State Bank, Woodville, Texas since January 28, 1997; Mr. Mann is also an officer and director of certain insurance agencies and companies and holds positions with several other family-owned entities.	47	4-27-79	President, Chairman of the Board

Walter J. Rusek Chairman of the Board, Citizens State Bank, Woodville since March 27, 2001; Vice Chairman of the Board, Citizens State Bank, Woodville from February 1, 1993 to March 27, 2001; President and Chief Executive Officer, Citizens State Bank, Woodville from July 1, 1994 to December 31, 1996; Trust Officer, Citizens State Bank, Woodville from August 1996 until December 31, 1998.	71	2-26-70	Director

Mary Hyden Hunter(1) Chief Financial Officer, YMCA of Central Texas from April 25, 1988 to July 24, 1998; Chief Exec-utive Officer, YMCA of Central Texas since July 25, 1998. Ms. Hunter also serves as a director of certain family-owned entities.	49	5-19-98(2)	Director

Allen B. Mann(1) Since October 1995, Mr. Mann has practiced law, initially as a sole proprietorship and then as a professional corporation. His law practice is primarily in the corporate and business law areas. Mr. Mann also serves as an officer and director of certain family-owned entities.	46	5-19-98	Director

James Lee Motheral Since January 1, 1996, Mr. Motheral has been employed in the field of print management as President of Motheral Printing Company.	46	2-6-01	Director

Joseph Edward Walker Since January 1, 1996, Mr. Walker has been employed by Video Productions and Impact Productions.	72	2-06-01	Director

Dr. Raymond A. Parker Dr. Parker is a retired minister.	74	11-15-01	Director

______________________

(1)         Mary Hyden Hunter, David W. Mann and Allen B. Mann are siblings.

(2)         Ms. Hunter resigned as a director on June 25, 2001 and was re-appointed to fill the vacancy created by her resignation on November 15, 2001.

___________________________

            The Board of Directors held nine regular meetings and special meetings during 2002.  All directors attended at least 75% of all board meetings held in 2002.

            The Board of Directors has no audit, nominating or compensation committees, or any other committees performing similar functions.  The functions of those committees are performed by the Board as a whole. Because the Board has no audit committee, this Information Statement contains no audit committee report.

EXECUTIVE OFFICERS

            Executive officers of the Company are elected by the Board of Directors at the annual meeting of the Board and hold office until its next annual meeting or until their successors are elected and qualified, or until their earlier death, removal or resignation.  The following table sets forth, for each person who is an executive officer of the Company and each person chosen to become an executive officer, his or her name, age, business experience for the last five years, the year he or she first became officer and the current position held at the Company:

Name	Age	Officer Since	Current Position

David W. Mann(1)	47	1985	President, Chief Financial Officer, Chairman of the Board and Director

Annie Laurie Miller First Financial Corporation: Executive Vice President, since 1997; Chief Financial Officer, 1996-2002. First Preference Mortgage Corp.: Executive Vice President since 1997; and Chief Financial Officer, 1997-2002; Chief Operating Officer, 1999-2002; Director, 2001-2002. First Advisory Services: Support Services Manager, since 1994; Investment Group Manager, 1993-1996; Vice-President, since 1997; Director, since 2001. Officer and other positions with insurance-related and other entities owned by Mann Family members.	40	1997	Executive Vice President

______________________

(1)         Refer to section on Elec-tion of Directors for business experience during last five years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, controller, and beneficial owners of more than 10% of the Company's common stock to file certain beneficial ownership reports with the Securities and Exchange Commission (SEC).  Mary Hyden Hunter failed to file timely a report on Form 3 to report her having been re-appointed a director of the Company in November 2001.  That report was filed on or about December 20, 2001.

EXECUTIVE COMPENSATION

            The following table sets forth information regarding executive compensation paid to or for the Company's chief executive officer and each of the most highly compensated executive officers whose cash compensation exceeds $100,000 during the last three fiscal years.

Annual Compensation
Name and Principal Position	Year	Sala-ry($)	Bo-nus($)	Other Annual Compen- sation ($)	All Other Compensation ($)

David W. Mann, President	2000 2001 2002	$180,158 $210,514 $216,250	$ -0- $ 867 $ 11,265	* * *	$2,484(1) $2,881(1) $2,766(1)

Annie Laurie Miller, Executive Vice President(2)	2000 2001 2002	$112,500 $125,500 $134,667	$ -0- $ 500 $ 25,500	* * *	$2,120(3) $3,750(3) $4,040(3)

______________________

* The named officers receive certain perquisites that do not exceed the lesser of $50,000 or 10% of salary and bonus.

(1)         The Company made contributions to a 401(k) retirement plan in the amount of $2,484 in 2000, $2,881 in 2001 and $2,766 in 2002 on behalf of David W. Mann.

(2)         See table under "Executive Officers" for positions held by Ms. Miller during 2000, 2001 and 2002.

(3)         The Company made contributions to a 401(k) retirement plan in the amount of $2,120 in 2000, $3,750 in 2001 and $4,040 in 2002 on behalf of Annie Laurie Miller.

            Each non-employee director of the Company (all directors other than David W. Mann) was paid a fee of $1,000 for each regular meeting of the Board of Directors that such director attended.  The Company does not have any standard arrangements or other arrangements pursuant to which any director of the Company was compensated during the last completed fiscal year for any service as a director, including committee participation and special assignments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Key Group Transactions

            Prior to the transactions reported below, (i) the Company owned, directly, approximately 53% of Key Group, Ltd., a Texas limited partnership, (ii) Key Group Ltd. owned all of the capital stock of First Preference Holdings, Inc. ("FPHI"), a Texas corporation; (iii) FPHI owned all of the capital stock of Security Washington Avenue Corporation ("Security"), a Delaware corporation; and (iv) Security owned all of the capital stock of First Preference Mortgage Company ("FPMC"), a significant operating subsidiary of the Company, the primary business of which is the originating and servicing of residential mortgage loans through retail and wholesale broker relationships throughout Texas. The remaining interest in Key Group, Ltd. (approximately 47%) was owned by Bluebonnet Investments, Ltd., a Texas limited partnership ("Bluebonnet"), which is controlled, in part, by David W. Mann (the President and a director of the Company) and Annie Laurie Miller (the Executive Vice President of the Company). Substantially all of Bluebonnet is owned, indirectly, by Mr. Mann and his siblings, Mary Hyden Hunter and Allen B. Mann, each of whom is a director of the Company.

            On or shortly after July 31, 2002 the following transactions occurred:

            1.         Key Group, Ltd. was dissolved and distributed all of its assets to its partners, as a result of which the Company received approximately 53% and Bluebonnet received approximately 47% of the capital stock of FPHI.

            2.         The Company purchased from Bluebonnet all of the capital stock of FPHI owned by Bluebonnet (valued at $478,361) in exchange for (i) the Company's 24% limited partner interest (valued at $290,699) in Vidor, Ltd., a Texas limited partnership, the business of which consists of the ownership and development of approximately 1.8 acres of real estate located in eastern Texas, (ii) the Company's 25% membership interest (valued at $10,465) in Vidor Whispering Pines, L.C., a Texas limited liability company, the business of which consists of the ownership of approximately 160.5 acres of unimproved real estate, and (iii) a promissory note (the "Promissory Note") in the principal amount of $177,197 payable in full in three years, bearing interest at 7.25% per year payable quarterly, and secured by approximately 78.471 acres of unimproved real estate owned by the Company located in Robinson, Texas (the "Robinson Real Estate"). As a result of this purchase from Bluebonnet, the Company became the sole owner of all of the outstanding capital stock of FPHI. For purposes of determining the purchase price of the assets exchanged in these transactions, all non-cash assets other than the Promissory Note were evaluated at the valuations determined in recent appraisals received from independent, expert appraisers.

            3.         Security merged with and into FPHI, after which FPHI merged with and into FPMC, with FPMC being the surviving corporation.

            4.         The Promissory Note was assumed by FPMC and the Robinson Real Estate was transferred by the Company to FPMC as a capital contribution.

            5.         Real estate owned by FPMC at 800 Washington Avenue in Waco, Texas, was sold to FVI Acquisition, L.C. ("FVI") for $750,000, of which $525,000 was paid in cash at closing and $225,000 was paid in the form of FVI's 3-year promissory note secured by the Washington Avenue property and bearing interest at 5.25% (½% over Wells Fargo Bank, N.A. prime rate). The Washington Avenue property was leased back by FVI to FPMC pursuant to a triple-net lease calling for monthly rental payments of $9,382.00 for a primary term of three years. FVI is a Texas limited liability company the manager of which is David W. Mann and all of the membership interests in which are owned by the trusts for the benefit of Mr. Mann's minor children.

            As a result of these transactions, Key Group, Ltd., FPHI and Security have been eliminated and FPMC is now wholly owned, directly, by the Company.

Debt Swap with Bluebonnet

            On November 22, 2002, the $225,000 promissory note issued by FVI to the Company and the security interest in the Washington Avenue property serving as collateral for that note was assigned by the Company to Bluebonnet in exchange for (i) the cancellation of the $177,197 promissory note issued by the Company to Bluebonnet, (ii) the relinquishment by Bluebonnet of its security interest in the Robinson Real Estate and (iii) the payment by Bluebonnet to FPMC of cash in the amount of the difference between the principal balances due on the two notes ($39,649.16).

Guarantee of FPMC Line of Credit

The obligations of FPMC under its mortgage warehouse line of credit with an unrelated commercial bank have been guaranteed by David W. Mann under an unlimited continuing guaranty agreement that was entered into when the mortgage warehouse line of credit was established in December 2000. As compensation for this guarantee Mr. Mann receives a fee equal to 0.25% per annum of the lender's total commitment under the line of credit, which has varied between $25 million and $50 million and, since September 2002, has been $45 million. This guarantee fee was established in April 2002, at which time FPMC paid Mr. Mann the amount of the guarantee fee for the period beginning December 2000, when the line of credit and the guarantee were established, plus interest at the same rate paid by FPMC to the lender under the line of credit. Guarantee fees paid to Mr. Mann during 2002 aggregated $105,000, which includes not only fees paid for amounts guaranteed during 2002 but also fees for amounts that had been guaranteed during 2001 and a portion of 2000 and interest on fees relating to periods prior to April 2002. The guarantee fee is currently paid in monthly installments.

FPMC Loan Participation Agreement

In August 2002 FPMC entered into a Loan Participation Agreement with Citizens State Bank of Woodville, Texas, of which David W. Mann is a director, the chief executive officer and a principal shareholder and of which Walter J. Rusek is chairman of the board of directors. Under this agreement, Citizens State Bank has the option to purchase an undivided 99% interest in residential mortgage loans originated by FPMC and made available by FPMC for purchase by Citizens State Bank.  When a participated mortgage loan is sold in the secondary market, Citizens State Bank recoups its investment plus a specified yield equal to the interest rate on the participated loan less 0.9375% for the period during which the loan was held.  During 2002 Citizens State Bank paid to FPMC an aggregate of $75,685,632 for the purchase of such participations and received back an aggregate of $63,103,486, plus an aggregate yield of $149,838, upon the sale of participated loans. At December 31, 2002, $13,514,688 in participations were outstanding under this agreement.

Loans Sold and Repurchased

In order to meet short-term liquidity needs, during the months of August and September of 2002, FPMC sold loans to and repurchased the same loans from the following entities, all of which are owned indirectly and controlled by David W. Mann and his siblings, Mary Hyden Hunter and Allen B. Mann: UW General Agency, Inc., The Omnibus Corporation, Citizens Land Corporation and Bluebonnet Investments, Ltd. The loans so sold and repurchased were in the following aggregate amounts and bore annual interest at the rates indicated: $1,595,000 (6%); $1,500,000 (5%). The aggregate amount of interest paid on these loans was $14,385, all of which was paid during 2002.

Managerial and Accounting Services provided by First Advisory Services, Inc.

            During 2001 and 2002, Bluebonnet Investments, Ltd. (a limited partnership described herein) and other entities directly or indirectly owned or controlled by Robert A. Mann, David W. Mann and/or members of the Mann family paid First Advisory Services, Inc., a subsidiary of the Company, an aggregate amount $428,853 and $659,867, respectively, in fees for accounting and managerial services provided by First Advisory Services, Inc. to such entities.

Expense Sharing Agreement with UW Insurance Group, Inc.

            During 2001 and 2002, the Company and certain subsidiaries of the Company had expense sharing arrangements with UW Service Corporation, Inc. ("UWSC"), pursuant to which UWSC provided certain personnel, facilities, equipment and supplies to the Company and its subsidiaries and allocated to the Company and its subsidiaries the costs incurred by UWSC for such personnel, facilities, equipment and supplies.  During 2001 and 2002, the Company and its subsidiaries paid a total of 280,704 and $178,716, respectively, to UWSC pursuant to these expense sharing arrangements.  UWSC is a wholly owned subsidiary of UW Insurance Group, Inc. ("UWIGI").  All of the outstanding shares of UWIGI are owned by Bluebonnet Investments, Ltd. (a limited partnership described herein).  It is the intention of the parties to these expense sharing arrangements that no party realize a profit nor incur a loss as a result of the cost sharing covered by these arrangements.

Lease of 800 Washington Ave. Property

            800 Washington Ave. is the principal office of the Company and its subsidiaries (including FPMC) and is owned by FVI (see "Key Group Transactions," above).  FVI leases the building to FPMC, and FPMC subleases a portion of the building to Bluebonnet Investments, Ltd. (a partnership described herein), UWSC, Citizens State Bank, Woodville, Texas, and other entities directly or indirectly owned or controlled by members of the Mann family.  During 2001 and 2002, those sub lessees paid a total of $45,700 and $49,200, respectively, in rent to FPMC.  During 2002, FPMC paid $46,910 in rent to FVI.

Reimbursement of Legal Fees

            During 2001, the Company and certain of its subsidiaries reimbursed Robert A. Mann and David W. Mann the amount of $16,895 and $91,048, respectively, and in 2002 the Company and certain of its subsidiaries reimbursed David W. Mann and Allan B. Mann $90,574 and $3,997, respectively, for legal fees incurred in connection with the settled dispute between Robert A. Mann and David W. Mann, Allen B. Mann and certain other parties concerning control and management of the Company and other family interests.  See "Disputes Within the Mann Family," above.

PARENT OF THE COMPANY AND ITS CONSOLIDATED SUBSIDIARIES

            First Financial Holdings, Ltd., as the owner of approximately 53.44% of the Company's outstanding shares, may be considered the parent of the Company.  Information as to the ownership and control of First Financial Holdings, Ltd. may be found in this Information Statement under "Security Ownership of Certain Beneficial Owners and Management."

INDEPENDENT PUBLIC ACCOUNTANTS

            The Board of Directors has selected Pattillo, Brown & Hill as principal accountant for the fiscal year ending December 31, 2002.  Pattillo, Brown & Hill was the principal accountant for the Company for the fiscal year ending December 31, 2001.  It is expected that a representative of Pattillo, Brown & Hill will attend the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

            The Company has recently been advised by Pattillo, Brown & Hill that, other than in its capacity as principal accountants, Pattillo, Brown & Hill has no direct or indirect financial interest in or connection with the Company, nor has it had any such during the past three years.

            Audit Fees. $69,100 represents the aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Forms 10-QSB for that fiscal year.

            Financial Information Systems Design and Implementation Fees. The Company was not billed for fees and did not obtain any of the following services from Pattillo, Brown & Hill for the most recent fiscal year: (1) directly or indirectly operating, or supervising the operation of, the Company's information system or managing the Company's local area network, or (2) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company's financial statements taken as a whole.

            All Other Fees. $104,088 represents the aggregate fees billed for services rendered by Pattillo, Brown & Hill, other than services covered in the two preceding paragraphs, for the most recent fiscal year.

            The Board of Directors has considered whether the provision of the services covered in the above paragraphs is compatible with maintaining Pattillo, Brown & Hill's independence.

ANNUAL REPORT

            Accompanying this Information Statement is an annual report to security holders on Form 10-KSB, which is being provided to each shareholder of record without cost to satisfy the requirement that the Company's annual report to security holders accompany or precede this Information Statement.

OTHER MATTERS

            As of the date of this Information Statement, the Board of Directors is not aware of any matters that will be presented for action at the Annual Meeting other than those described above.

                                                                        BY ORDER OF THE BOARD OF DIRECTORS

    /s/David W. Mann
David W. Mann, President

April 21, 2003